LIMITED SIGNATORY POWER

By this Limited Signatory Power the

undersigned authorizes and designates each of Ann Kappler and Scott Lesmes to execute and file on behalf of the undersigned all Forms 3, 4 and 5
(including any exhibits, attachments and amendments thereto) that the undersigned may be required to file with the Securities and Exchange

Commission as a result of the undersigned’s ownership of or transactions in securities of Fannie Mae. The authority of Ann Kappler and
Scott Lesmes under this Limited Signatory Power shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his or her ownership of or transactions in securities of Fannie
Mae, unless
earlier revoked in writing. The undersigned acknowledges that Ann Kappler and Scott Lesmes are not assuming, nor is Fannie Mae assuming, any of the undersigned’s responsibilities to file Forms
3, 4 and 5 or otherwise
comply with any related laws or regulations.


/s/ William B. Senhauser


Date:  December 22, 2005